Exhibit 99.1

FOR IMMEDIATE RELEASE
 Contact:
 Sue Armbrecht, Market President
 MidWestOne Bank
 319.277.2500
 sarmbrecht@midwestone.com

MIDWESTONE ANNOUNCES CLOSING OF HUDSON LOCATION
HUDSON, IA (September 22, 2010) - MidWestOne Bank announced today that, after December 31, 2010, it will no longer provide banking services at 100 Eddystone Drive in Hudson. According to bank officials, the banking industry has witnessed many customers changing the way they bank over the years, including increasing their use of electronic services. The Hudson location has experienced a low volume of foot traffic and transactions over the last twelve months. After closely analyzing the Hudson customer traffic patterns it became apparent that the bank could proficiently serve its customers with their other Cedar Valley locations in Cedar Falls, Waterloo and Parkersburg, in addition to the locations in Conrad, and Belle Plaine.

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